Exhibit 99.2

The following is certain information about WRC Media Inc. (“WRC”) and Direct Holdings U.S. Corp. (“Direct Holdings”) (two portfolio companies of an investor group led by Ripplewood Holdings L.L.C.), certain information about WRC, Direct Holdings or The Reader’s Digest Association, Inc. (“RDA”) following the acquisition referred to below, as well as certain information relating to the combined company resulting from the proposed combination of WRC, Direct Holdings and RDA.  Such information is being provided by RDA Holding Co. (formerly Doctor Acquisition Holding Co.) (“Holdings”) in connection with the financing required by Holdings to complete the acquisition of RDA pursuant to the Agreement and Plan of Merger, dated as of November 16, 2006, by and among Holdings, Doctor Acquisition Co. and RDA (the “RDA Acquisition”).  RDA has not independently verified and is not passing upon, and does not assume any responsibility for, the accuracy, completeness or fairness of the information in this Exhibit 99.2.  In addition, RDA cannot assure you that the information concerning Direct Holdings and WRC, or RDA following the RDA Acquisition, as well as the information relating to the combined company, will not change and that any such changes will not be significant.  Furthermore, RDA cannot assure you that the combined company will be able to realize the cost savings, synergies or revenue enhancements that Holdings expects from the RDA Acquisition, or the combination with WRC and Direct Holdings either in the amount or the time frame that Holdings has stated to RDA.

The historical standalone financial information concerning WRC (i) as of and for the year ended  December 31, 2004 has been derived from WRC’s audited historical consolidated financial statements and notes to those statements and (ii) as of and for each of the years ended December 31, 2005 and 2006 has been derived from WRC’s unaudited consolidated financial statements and notes to those statements.  Holdings has advised RDA that the audits for the periods ended December 31, 2005 and 2006 are substantially complete, however, audit reports relating to these financial statements have not yet been delivered.  The historical standalone financial information concerning Direct Holdings for the fiscal years ended June 25, 2005 and June 24, 2006 has been derived from Direct Holdings’ audited historical consolidated financial statements and notes to those statements. The historical data for the six months ended December 24, 2005 and December 23, 2006 have been derived from Direct Holdings’ unaudited historical consolidated financial statements and the notes to those statements.  In addition, Holdings has advised RDA that the pro forma financial information in Exhibit 99.2 has not been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) or Securities and Exchange Commission (“SEC”) rules and is preliminary and subject to change.  Holdings expects to provide, following the closing of the RDA Acquisition, financial statements for Direct Holdings and WRC after all audits and reviews have been completed, as well as full pro forma financial statements prepared by Holdings in accordance with GAAP and SEC rules.  The historical Direct Holdings and WRC and pro forma financial information when so finalized could differ materially from the information contained in Exhibit 99.2.

* * * * *

References below to the “Company,” “we,” “us” and “our” are to The Reader’s Digest Association, Inc., and its subsidiaries after giving effect to the Transactions (defined below). References below to “Reader’s Digest” are to The Reader’s Digest Association, Inc. before giving effect to the Transactions. References below to WRC Media and Direct Holdings are to WRC Media Inc. and Direct

Holdings U.S. Corp., respectively, which at the closing of the Transactions will be our subsidiaries. As used in this Exhibit 99.2, the “Transactions” means, collectively: the transactions described below, including the related financing transactions and the tender offer.

The Transactions

The Reader’s Digest Association, Inc. acquisition

On November 16, 2006, The Reader’s Digest Association, Inc., RDA Holding Co. and Doctor Acquisition Co. entered into the Merger Agreement, pursuant to which Doctor Acquisition Co. will merge with and into The Reader’s Digest Association, Inc., with The Reader’s Digest Association, Inc. being the surviving corporation.

Immediately after the consummation of the Transactions, RDA Holding Co. will own all of the issued and outstanding common stock of Reader’s Digest, as the surviving corporation of the Merger.  RDA Holding Co. will be controlled by affiliates of Ripplewood Holdings L.L.C. (“Ripplewood”).  Reader’s Digest will become a privately held corporation, and former holders of Reader’s Digest common stock prior to the Merger will cease to have any ownership interest in Reader’s Digest or any rights as stockholders after the Merger.

WRC Media Inc. acquisition

On January 23, 2007, RDA Holding Co., its subsidiary WRC Acquisition Co., and WRC Media Inc. entered into a merger agreement pursuant to which WRC Acquisition Co. will merge with and into WRC Media, with WRC Media being the surviving corporation.  Concurrently with the closing of the Transactions, RDA Holding Co. will contribute all of the outstanding shares of WRC Media to The Reader’s Digest Association, Inc.

Direct Holdings U.S. Corp. acquisition

On January 23, 2007, RDA Holding Co. entered into a stock acquisition agreement to acquire all the common stock of Direct Holdings.  Concurrently with the closing of the Transactions, RDA Holding Co. will contribute all of the outstanding shares of Direct Holdings U.S. Corp. to The Reader’s Digest Association, Inc.

The financing transactions

The following financing transactions are expected to occur in connection with the closing of the transactions referred to above:

•       affiliates of Ripplewood and other co-investors will contribute $375.0 million to RDA Holding Co. as common equity;

•       RDA Holding Co. will receive $274.0 million in gross proceeds from the issuance of PIK preferred stock, together with approximately $91 million in gross proceeds from the issuance of related common stock;

•       borrowings under the new $1.460 billion senior secured credit facilities, consisting of a $1.160 billion seven-year senior secured term loan facility, and a $300.0 million six-year senior secured revolving credit facility.  We do not expect to borrow under the new senior secured revolving credit facility at the completion of the Transactions;

•       to the extent that Reader’s Digest does not repurchase, or escrow funds for the repayment of, its existing notes, we expect that the new senior secured term loan facility will be reduced on a dollar for dollar basis; and

•       the issuance of new notes.

In addition, at the closing of the Transactions, we intend to terminate all commitments and repay all outstanding borrowings, under Reader’s Digest’s existing senior secured credit facility and all indebtedness of WRC Media and Direct Holdings.

The tender offer

Pursuant to the Merger Agreement, on January 25, 2007, Reader’s Digest commenced a tender offer and consent solicitation to purchase any and all of its outstanding 6 1/2% Senior Notes due 2011 (the “existing notes”) and to amend the related indenture and the existing notes to eliminate substantially all of the restrictive covenants and certain events of default and to modify certain other provisions of the indenture and the existing notes.

Certain Effects of the Transactions

Change in predecessor company for purposes of financial reporting. As part of the Transactions, we are acquiring WRC Media and Direct Holdings, two companies that are currently under the common control of Ripplewood. Because Reader’s Digest is also being acquired by an investor group led by Ripplewood in the Transactions, and because WRC Media was the first of these companies to be acquired by Ripplewood, WRC Media will be considered the predecessor company for purposes of preparing the financial statements of the Company after the closing of the Transactions. Accordingly, following the Transactions, our historical financial statements will reflect only the businesses of WRC Media and Direct Holdings, which will affect the comparability of our future financial statements. Additionally, WRC Media will be changing its fiscal year end from December 31 to June 30 to coincide with the fiscal year ends of Reader’s Digest.

Cost savings. We have identified approximately $11 million in potential annual cost savings from Reader’s Digest becoming a private company, implementing headcount reductions and making certain other expense reductions.We also believe there are significant cost and revenue synergies from combining WRC Media and Direct Holdings with Reader’s Digest’s business. The estimated annual cost savings are approximately $20 million, which would primarily be derived from general and administrative headcount reductions and the use of Reader’s Digest’s existing fulfillment infrastructure to deliver WRC Media and Direct Holdings products. We expect to achieve these cost savings in up to 36 months although we believe some of these savings can be achieved in the near term.  Additionally, we have been working with a leading supply chain consulting firm to analyze Reader’s Digest’s infrastructure and identify additional cost reduction opportunities within Reader’s Digest’s supply chain and maintenance, repair and operations functions. Revenue synergies could also be derived from selling WRC Media products through our Books Are Fun and QSP channels. We have budgeted approximately $40 million to achieve the approximate $31 million of anticipated annual cost savings that we have identified.

Summary historical and unaudited pro forma financial data

Summary WRC Media historical financial data

The following table presents WRC Media’s summary historical consolidated financial data as of the dates and for the periods indicated. The historical data as of and for the fiscal year ended December 31, 2004 have been derived from WRC Media’s audited historical consolidated financial statements and notes to those statements.

The historical data as of December 31, 2005 and 2006 and for each of the fiscal years in the two-year period ended December 31, 2006 have been derived from WRC Media’s unaudited historical consolidated financial statements and notes to those statements included elsewhere in this offering memorandum. Although the audit of WRC Media’s unaudited historical consolidated financial statements is substantially complete, an audit report relating to these financial statements has not yet been delivered. We expect that this audit will be complete prior to the closing of the Transactions.

You should note that because the data in this table are only a summary, the table does not provide all of the data contained in WRC Media’s financial statements.

	Fiscal year ended December 31,
(Dollars in millions)	2004	2005	2006
	(unaudited)
Statement of operations data:
Revenue, net	$138.6	$134.3	$139.2
Gross profit	96.0	91.9	91.7
Sales and marketing	35.7	33.7	35.3
Research and development	1.7	1.6	1.0
General and administrative expenses(1)	47.3	42.7	46.9
Other operating costs:
Restructuring costs(2)	1.5	(0.5)	3.5
Depreciation and Amortization(3)	10.2	11.4	9.9
Impairment of goodwill and intangible assets(4)	37.4	21.3	5.0
Loss from operations	(38.0)	(18.3)	(10.0)
Interest expense	(56.7)	(46.1)	(15.2)
Gain on recapitalization(5)	—	38.0	—
Loss from continuing operations	(85.0)	(28.4)	(26.1)
Income from discontinued operations, net	13.6	97.3	—
Net (loss) income	$(71.4)	$68.9	$(26.1)
Other financial data:
EBITDA(6)	$(4.7)	$34.6	$5.6
Cash flows from operating activities(7)	(6.5)	(10.0)	7.1
Cash flows from investing activities(7)	(6.5)	(11.5)	(14.9)
Cash flows from financing activities	14.7	(260.1)	14.0
Capital expenditures, including capitalized software costs and prepublication costs(8)	(8.4)	(11.5)	(15.0)

	As of December 31,
(Dollars in millions)	2004	2005	2006
	(unaudited)
Balance sheet data:
Cash and cash equivalents	$11.3	$1.2	$7.4
Total current assets(9)	49.0	43.5	42.5
Total current liabilities(9)	63.3	61.3	220.8
Working capital deficit(10)	(14.3)	(17.8)	(178.3)
Total assets(9)	205.9	163.9	155.8
Total debt (including redeemable preferred stock)	446.9	142.4	157.3
Total stockholders’ equity (deficit)	$(157.0)	$(49.9)	$(76.0)

(1)             General and administrative expenses include distribution, circulation and fulfillment, editorial and other general and administrative expenses.

(2)             WRC Media undertook a restructuring in 2002, and the major cost reduction initiatives consisted of the closure of facilities and a reduction in workforce. For the year ended December 31, 2004, $1.5 million of additional restructuring costs were recognized, consisting primarily of lease cost adjustments due to updating assumptions used in determining the fair value of remaining lease obligations associated with facilities vacated in 2002. During the year ended December 31, 2005, WRC Media reviewed the restructuring reserve established in 2002 and decreased the reserve by $2.2 million based on the settlement of certain lease agreements and updated estimates of remaining lease termination obligations associated with vacated facilities. In 2006, WRC Media closed three facilities and eliminated 140 positions, recording restructuring costs of $3.5 million, consisting primarily of employee severance and relocation costs.

(3)             Includes depreciation of fixed assets and amortization of prepublication costs and intangible assets. Excludes amortization of software.

(4)             Each year, WRC Media performs an impairment test during the fourth quarter. In 2004, WRC Media recorded impairment charges of $36.1 million and $1.3 million for goodwill and intangible assets, respectively, at the World Almanac reporting unit as a result of its annual impairment test. In 2005, its annual impairment test also indicated an impairment in the value of goodwill and intangible assets at the World Almanac reporting unit. Accordingly, impairment charges of $20.6 million and $0.7 million were recorded against goodwill and intangible assets, respectively. In 2006, charges of $2.9 million and $2.1 million were recorded for goodwill and intangible assets, respectively, at the World Almanac reporting unit.

(5)             For the year ended December 31, 2005, WRC Media recognized a gain on recapitalization of $38.0 million, consisting of a net gain of $54.2 million on the redemption of preferred stock as part of its recapitalization partially offset by losses on the repayment of debt of $16.2 million.

(6)             EBITDA is defined as loss from continuing operations before interest expense, income tax provision, depreciation and amortization. EBITDA should not be considered in isolation or as a substitute for net (loss) income or as a measure of WRC Media’s operating performance or profitability. EBITDA is a measure used by WRC Media’s management in evaluating its profitability as it excludes significant non-cash expenses, such as depreciation and amortization. EBITDA measures presented herein may not be comparable to similarly titled measures of other companies due to differences in methods of calculation. We refer you to note (1) to the table set forth in “Summary unaudited condensed combined pro forma financial data” for a further discussion of the limitations of EBITDA as a financial measure.

A reconciliation of loss from continuing operations to EBITDA is set forth in the following table:

	Year ended December 31,
(Dollars in millions)	2004	2005	2006
	(unaudited)
EBITDA reconciliation:
Loss from continuing operations	$(85.0)	$(28.4)	$(26.1)
Interest expense	56.7	46.1	15.2
Income taxes	10.7	1.5	1.3
Depreciation and amortization(a)	12.9	15.5	15.3
EBITDA	$(4.7)	$34.6	$5.6

(a)            Includes amortization of capitalized software costs.

(7)             Excludes cash flows from discontinued operations.

(8)             WRC Media capitalizes acquired and developed technologies that meet the provisions of Statement of Financial Accounting Standard (“SFAS”) No. 86, “Computer Software to be Sold, Leased or Otherwise Marketed.” Capitalized software costs were $5.4 million, $6.9 million and $7.2 million for the years ended December 31, 2004, 2005 and 2006, respectively. Prepublication costs were $1.9 million, $2.6 million and $3.7 million for the years ended December 31, 2004, 2005 and 2006, respectively.

(9)             Excludes assets and liabilities of discontinued operations in 2004 of $183.7 million and $15.2 million, respectively. As of December 31, 2006, WRC Media reclassified its outstanding indebtedness as short-term debt.

(10)       Working capital is defined as the difference between current assets and current liabilities, excluding assets and liabilities of discontinued operations.

See “Risk factors—Because WRC Media has experienced difficulty in meeting covenants under debt agreements, in connection with their audit, WRC Media’s independent auditors have indicated substantial doubt about WRC Media’s ability to continue as a going concern.”

Summary Direct Holdings historical financial data

The following table presents Direct Holdings’ summary historical consolidated financial data as of the dates and for the periods indicated. The historical data as of and for the fiscal years ended June 25, 2005 and June 24, 2006 have been derived from Direct Holdings’ audited historical consolidated financial statements and notes to those statements. The historical data for the six months ended December 24, 2005 and December 23, 2006 have been derived from Direct Holdings’ unaudited historical consolidated financial statements and the notes to those statements. The summary financial information as of and for the six months ended December 24, 2005 and December 23, 2006 includes, in the opinion of Direct Holdings’ management, all adjustments, consisting of normal and recurring accruals, necessary to present fairly the data for such periods. The historical data for the twelve months ended December 23, 2006 are unaudited and have been calculated by adding the statement of operations data for Direct Holdings for the year ended June 24, 2006 and the six months ended December 23, 2006 and then deducting the statement of operations data for the six months ended December 24, 2005. The results of operations for the six months ended December 24, 2005 and December 23, 2006 and the twelve months ended December 23, 2006 should not be regarded as indicative of the results for the full fiscal year.

You should note that because the data in this table are only a summary, the table does not provide all of the data contained in Direct Holdings’ financial statements.

	Fiscal year ended		Six months ended		Twelve months ended
(Dollars in millions)	June 25, 2005	June 24, 2006	December 24, 2005	December 23, 2006	December 23, 2006
			(unaudited)		(unaudited)

Statement of operations data:
Net revenue	$312.5	$269.9	$141.7	$130.9	$259.1
Cost of revenue	91.2	80.7	42.3	39.0	77.3
Gross profit	221.3	189.2	99.4	91.9	181.8
Selling, general and administrative expenses	211.6	189.1	99.5	97.0	186.6
Impairment of prepaid fulfillment and distribution(1)	18.3	13.1	(7.5)	—	20.6
Depreciation and amortization	6.9	4.2	2.6	0.6	2.2
Restructuring costs(2)	(0.4)	1.0	0.6	0.4	0.8
Operating income (loss)	(15.1)	(18.2)	4.2	(6.1)	(28.4)
Other income (expense):
Interest expense	(1.1)	(1.7)	(0.7)	(1.5)	(2.5)
(Loss) income from continuing operations before income taxes	(16.1)	(20.1)	3.1	(7.4)	(30.6)
Income taxes	(0.8)	(0.3)	(0.2)	(0.8)	(0.9)
(Loss) income from continuing operations	(16.9)	(20.4)	2.9	(8.2)	(31.5)
Gain from discontinued operations, net(3)	8.5	—	—	—	—
Extraordinary gain from release of purchase contingency(4)	—	7.3	—	—	7.3
Net (loss) income	$(8.4)	$(13.1)	$2.9	$(8.2)	$(24.2)
Other financial data:
EBITDA(5)	$(8.1)	$(14.2)	$6.4	$(5.3)	$(25.9)
Cash flows from operating activities	7.3	5.8	6.0	(5.8)	(6.0)
Cash flows from (used in) investing activities	(7.7)	(3.3)	6.0	(0.7)	(10.0)
Cash flows from (used in) financing activities	0.2	(3.9)	(6.3)	7.0	9.4
Capital expenditures	(2.6)	(0.3)	(0.2)	(0.5)	(0.6)
Balance sheet data (as of end of period):
Cash and cash equivalents	$5.0	$3.6	$10.7	$4.2
Total current assets	61.1	58.1	62.1	66.9
Total current liabilities	64.9	75.7	68.9	87.3
Working capital deficit(6)	(3.8)	(17.6)	(6.8)	(20.4)
Total assets	70.6	63.1	69.3	72.4
Total debt	11.3	19.0	5.1	26.0
Total stockholders’ equity	(21.1)	(36.0)	(18.7)	(44.6)

(1)             Direct Holdings previously shared fulfillment and distribution, information services and other administrative functions with Lillian Vernon Corporation, a former affiliate of Direct Holdings. Direct Holdings made payments in advance of receiving services from Lillian Vernon Corporation that were recorded as prepaid fulfillment services. In fiscal 2005, Direct Holdings recorded an impairment charge of $18.3 million for amounts that it determined were unlikely to be paid by Lillian Vernon Corporation. In fiscal 2006, Direct Holdings reversed a portion in the amount of $7.5 million of its previously recorded impairment charge after receiving payment from Lillian Vernon Corporation. However, upon the sale of Lillian Vernon Corporation to an unrelated third party in May 2006, the receivable from Lillian Vernon Corporation was determined to be completely impaired because the third-party purchaser did not assume the outstanding balance of that receivable, and Direct Holdings recorded an additional impairment charge of $20.6 million.

(2)             For fiscal 2006, restructuring costs represent costs associated with reductions in headcount and the elimination of unprofitable products and channels in Direct Holdings’ European operations. For fiscal 2005, the amount represents the reversal of prior restructuring charges due to a change in estimates.

(3)             In fiscal 2004, Direct Holdings initiated a plan to sell its Asia business segment. These assets were recorded at an amount not in excess of what Direct Holdings’ management expected to receive upon sale less costs of disposal. Direct Holdings entered into an agreement on February 22, 2005 to sell the business, and the proceeds of the sale were approximately $14.8 million, an amount greater than expected. The net gain from discontinued operations is approximately $8.5 million.

(4)             The consideration for the acquisition of Direct Holdings included an “earnout” provision (or contingent consideration) in favor of Time Inc., the seller. At the time of the acquisition, Direct Holdings recorded an acquisition contingency in the amount of $8.4 million on its balance sheet in respect of the earnout. The conditions to the earnout provision were not satisfied within the period specified in the acquisition agreement. Under SFAS No. 141, “Business Combinations,” if the fair value of contingent consideration is less than the amount initially recognized as a liability, then the excess liability is eliminated by reducing proportionately the value of the acquired assets to which the purchase price was initially allocated. Accordingly, Direct Holdings wrote off the remaining net book value of fixed and intangible assets in the amount of $0.3 million and $0.9 million, respectively. The remaining balance of the acquisition contingency, which represented negative goodwill of approximately $7.3 million, was recognized as an extraordinary gain.

(5)             EBITDA is defined as (loss) income from continuing operations before interest expense, income taxes, depreciation and amortization. EBITDA should not be considered in isolation or as a substitute for net loss or as a measure of Direct Holdings’ operating performance or profitability. EBITDA is a measure used by Direct Holdings’ management in evaluating its profitability as it excludes significant non-cash expenses, such as depreciation and amortization. EBITDA measures presented herein may not be comparable to similarly titled measures of other companies due to differences in methods of calculation. We refer you to note 1 to the table set forth in “Summary unaudited condensed combined pro forma financial data” for a further description of the limitations of EBITDA as a financial measure.

A reconciliation of net (loss) income from continuing operations to EBITDA is set forth in the following table:

	Fiscal year ended June 30,		Six months ended		Twelve months ended December 23,
(Dollars in millions)	2005	2006	December 24, 2005	December 25, 2006	2006
			(unaudited)		(unaudited)
EBITDA reconciliation:
(Loss) income from continuing operations	$(16.9)	$(20.4)	$2.9	$(8.2)	$(31.5)
Interest expense	1.1	1.7	0.7	1.5	2.5
Income taxes	0.8	0.3	0.2	0.8	0.9
Depreciation and amortization	6.9	4.2	2.6	0.6	2.2
EBITDA	$(8.1)	$(14.2)	$6.4	$(5.3)	$(25.9)

(6)             Working capital is defined as current assets less current liabilities.

Summary unaudited condensed combined pro forma financial data

The summary unaudited pro forma condensed consolidated statement of operations data have been prepared to give effect to the Transactions as if they had occurred on January 1, 2006. The summary unaudited pro forma condensed consolidated balance sheet data have been prepared to give effect to the Transactions as if they had occurred on December 31, 2006. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. The summary unaudited pro forma condensed consolidated financial data are for information purposes only and do not purport to represent what our results of operations or financial position actually would have been if the Transactions had occurred at any date, and such data do not purport to project the results of operations for any future period.

The historical balance sheet information of Direct Holdings used to create the unaudited pro forma condensed combined balance sheet is as of December 23, 2006, the last day of Direct Holdings’ second fiscal quarter. Similarly, the historical statement of operations data of Direct Holdings used to create the unaudited pro forma condensed combined statement of operations is for the period from December 25, 2005 through December 23, 2006.

Because the data in this table are only a summary and do not provide all of the data contained in our unaudited pro forma condensed combined financial statements, the information should be read in conjunction with “Unaudited pro forma condensed combined financial information.”

(Dollars in millions)	Twelve months ended December 31, 2006
	(unaudited)
Statement of operations data:
Revenue	$2,679.1
Product, distribution and editorial expenses	(1,197.6)
Promotion, marketing and administrative expenses	(1,540.6)
Other operating items, net	(46.2)
Operating (loss) profit	(105.3)
Other (expense) income, net(1)	(167.0)
(Loss) income before provisions for income taxes	(272.3)
Provision for income taxes	(40.3)
Net (loss) income from continuing operations	$(312.6)
Other financial data:
EBITDA(2)	$3.3
Adjusted EBITDA(2)	268.5
Cash interest expense(3)	160.6
Depreciation and amortization (including software amortization of $5.3 million)(4)	108.2
Capital expenditures (including capitalized software of $7.2 million)(4)	35.6
Balance sheet data (as of end of period):
Cash and cash equivalents	$56.7
Total current assets	928.4
Total current liabilities	968.9
Working capital deficit(5)	(40.5)
Total assets	4,439.4
Total long-term debt	1,910.0
Total stockholders equity	744.0
Pro forma credit statistics:
Ratio of total debt to Adjusted EBITDA	7.1	x
Ratio of Adjusted EBITDA to cash interest expense(3)	1.7	x

(1)             Includes pro forma interest expense of $167.4 million.

(2)             EBITDA is defined as net (loss) income from continuing operations before interest expense, income taxes, depreciation and amortization. “Adjusted EBITDA” is calculated by adding to or subtracting from EBITDA items of expense and income as described below. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined under U.S. generally accepted accounting principles, or GAAP. We use EBITDA and Adjusted EBITDA to facilitate operating performance comparisons from period to period. We believe EBITDA facilitates company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results. We use Adjusted EBITDA as a supplemental measure to assess our performance because it excludes unusual and/or nonrecurring charges that are included in EBITDA. We present Adjusted EBITDA because we believe that it is useful for investors to analyze disclosures of our operating results on the same basis as that used by our management. EBITDA and Adjusted EBITDA are not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation.

EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•       EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•       EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•       EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•       EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

•       although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•       other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

A reconciliation of net (loss) income from continuing operations to EBITDA and Adjusted EBITDA is set forth in the following table:

(Dollars in millions)	Twelve months ended December 31, 2006
(unaudited)
Adjusted EBITDA reconciliation:
Net (loss) income from continuing operations	$(312.6)
Interest expense	167.4
Income taxes	40.3
Depreciation and amortization	108.2
EBITDA	$3.3

Reader’s Digest adjustments:
Effect of purchase accounting adjustment to deferred revenue(a)	$133.0
Restructuring activities and other(b)	8.9
Loss on sale of American Woodworker(c)	6.2
World’s Finest Chocolate chocolate contract charge(d)	5.6
Transaction-related compensation expenses(e)	2.6
Former chairman-related compensation/benefits(f)	4.2
One-time tax advisory services(g)	4.0
Books Are Fun adjustments(h)	14.2
Stock-based compensation(i)	11.4
Anticipated cost savings(j)	11.0

WRC Media adjustments:
Restructuring and other non-recurring items(k)	$10.7
Anticipated cost savings(l)	9.2

Direct Holdings adjustments:
Stock-based compensation(m)	$1.4
Restructuring and other non-recurring items(n)	22.4
Annualization of restructuring savings(o)	1.4
Anticipated cost savings(p)	11.5

Sponsor monitoring fee(q)	$7.5
Total pro forma Adjusted EBITDA	$268.5

(a)            In connection with the Transactions, we will record a pro forma balance sheet adjustment to decrease unearned revenue by approximately $175.0 million. This adjustment is expected to reduce net revenue by approximately $133.0 million in the first year following the Transactions. The remaining balance is expected to impact net revenue in periods thereafter.

(b)           Restructuring activities comprised:

•       Charges of $2.8 million for severance, $2.6 million for asset impairments and $0.5 million for other costs associated with the restructuring plan at Books Are Fun. These charges were taken at Books Are Fun to lower the cost base, upgrade the management team and sales force and improve the business model. The actions associated with these initiatives are expected to be completed by the end of fiscal 2007. Asset impairment charges were primarily attributed to write-offs of capitalized software costs related to abandoned assets. The remaining costs are those incurred to close Books Are Fun’s jewelry business and to terminate contractual lease obligations.

•       Charges of $3.5 million for severance, $0.2 million for asset impairments, and $1.4 million in other costs to lower Reader’s Digest’s cost base commensurate with Reader’s Digest’s current revenue and in an effort to streamline Reader’s Digest’s operations. Approximately 29%, 54% and 17% of these costs related to Reader’s Digest North America, Reader’s Digest International and Consumer Business Services, respectively. These actions are expected to be completed by the end of fiscal 2007.

•       Income of $2.0 million related to reversals of charges, primarily severance, recorded in previous years and the reversal of amortized gains related to the sale and partial lease-back of the Reader’s Digest headquarters facility. Reader’s Digest reviews its restructuring plans periodically to determine the appropriateness of existing accruals in light of current circumstances. Accordingly, these charges were reversed because of the occurrence of events that affected the original plans.

(c)            Reader’s Digest disposed of American Woodworker magazine in the second quarter of fiscal 2007 at a book loss of $6.2 million.

(d)           Represents a charge of $5.6 million because Reader’s Digest determined that it was probable that QSP would not satisfy the minimum tonnage purchase requirement during calendar 2006 in its World’s Finest Chocolate licensing agreement. In the event QSP does not satisfy the purchase requirement in future calendar years, QSP will be required to make similar payments. QSP paid $2.0 million and $0.8 million in fiscal 2003 and 2004, respectively, in penalties to World’s Finest Chocolate for failure to satisfy minimum purchase requirements.

(e)            Includes $2.0 million of expense under Reader’s Digest’s key employee long-term incentive compensation plan primarily attributable to the increase in the market price of Reader’s Digest’s common stock in connection with the Transactions. Also includes additional compensation of $0.6 million to retain key personnel in connection with the Transactions.

(f)              Compensation and benefits paid to, and other expenses in the aggregate of $4.2 million associated with, Reader’s Digest’s chairman of the board during the twelve months ended December 31, 2006. Reader’s Digest’s chairman of the board retired from that capacity on December 31, 2006.

(g)           Professional fees of $4.0 million relating to an international tax planning initiative that ultimately was not implemented.

(h)           Books Are Fun adjustments relate to: (1) a $7.0 million charge in fiscal 2006 to write down the value of old and discontinued items, (2) $6.1 million of legal expenses incurred in connection with suits against the founder of Books Are Fun, a competitor of Books Are Fun and certain former executives of Books Are Fun and (3) $1.1 million of expenses to relocate the Books Are Fun headquarters from Iowa to the Chicago area and recruit new management.

(i)               Stock-based compensation of $11.4 million includes: (a) compensation costs for all share-based payments granted prior to, but not yet vested as of July 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, and compensation cost for all share-based payments granted subsequent to July 1, 2005, based on the grant date fair values estimated in accordance with the provisions of SFAS No. 123R and (b) the expensing of restricted and deferred stock awards over the two-to-four year restriction period.

(j)               Includes (1) $4.0 million of estimated annual cost savings expected to be recognized through the restructuring of certain of Reader’s Digest’s operations and (2) $7.0 million of estimated annual cost savings as a consequence of the conversion to a private company. These costs savings will generally be in the areas of eliminating or reducing public company director fees, director and officer insurance, and certain professional services and staff.

(k)            Includes:

•       Costs related to the shutdown of CompassLearning facilities in San Diego, California ($2.6 million) and Weston, Florida ($0.5 million) and a Gareth Stevens facility in Milwaukee, Wisconsin ($0.4 million). San Diego facility costs include $2.0 million in employee-related expenses (including severance and relocations) and $0.6 million in vacated facility rent and fixed asset moving expenses. Weston, Florida-related charges of $0.5 million relate to employee severance and relocation. The Gareth Stevens-related charges include $0.2 million of employee severance and relocation costs and $0.2 million of fixed asset write-offs.

•       Indemnification costs of $0.7 million for defense of former WRC Media’s employees with regard to an SEC investigation regarding such employees.

•       Costs of $1.5 million associated with the closure of two warehouse facilities (Cleveland, Ohio and Milwaukee, Wisconsin) in connection with the opening of WRC Media’s new warehouse in Strongsville, Ohio. Expenses include $0.9 million in rent payments on vacated facilities, $0.3 million in relocation and moving costs and $0.2 million of employee severance costs.

•       Impairment of goodwill and intangibles charge of $5.0 million.

(l)               Includes estimated annual cost savings of $7.4 million attributable to transitioning corporate functions to Reader’s Digest and consolidating operations in Austin, Texas and Stamford, Connecticut, and (2) estimated annual cost savings of $1.9 million attributable to consolidation of fulfillment systems and renegotiation of supply contracts.

(m)         Stock-based compensation represents expense attributable to equity-based awards to Direct Holdings employees.

(n)           Includes (1) a write-off of $20.6 million related to a loan to Lillian Vernon Corporation (LVC), a former affiliate of Direct Holdings, (2) $1.0 million of transaction fees related to the sale of LVC and (3) $0.8 million of restructuring expenses related to the European and other restructuring activities.

(o)           Represents the portion of annualized cost savings attributable to restructuring actions taken during the twelve months ended December 31, 2006 that are not reflected in historical results. These restructuring actions primarily related to the restructuring of Direct Holdings’ European operations.

(p)           Represents (1) anticipated cost savings of $5.9 million attributable to closing certain offices and transitioning corporate functions to Reader’s Digest and (2) anticipated fulfillment savings of $5.6 million.

(q)           Represents the annual monitoring fee to be paid to the Sponsors following the consummation of the Transactions.

The adjustments for the anticipated cost savings described in notes (j), (l) and (p) do not include anticipated cash costs to implement such cost savings. We have budgeted $40 million in expected cash costs to achieve these anticipated annual cost savings. See “Risk factors—We may not realize our anticipated cost savings from becoming a private company, integrating WRC Media and Direct Holdings with Reader’s Digest, and increasing the efficiency of our supply chain.”

(3)             Cash interest expense excludes amortization of deferred financing fees.

(4)             WRC Media capitalizes acquired and developed technologies that meet the provisions of SFAS No. 86, “Computer Software to be Sold, Leased or Otherwise Marketed.”

(5)             Working capital represents current assets less current liabilities.

Risk factors

We may not realize our anticipated cost savings from becoming a private company, integrating WRC Media and Direct Holdings with Reader’s Digest, and increasing the efficiency of our supply chain.

We have identified approximately $11 million in potential annual cost savings from Reader’s Digest becoming a private company by implementing headcount reductions and certain other expense reductions. We also anticipate annual cost savings of approximately $20 million from combining WRC Media and Direct Holdings with Reader’s Digest’s business. Additionally, we have been working with a leading supply chain consulting firm to analyze Reader’s Digest’s infrastructure and identify additional cost reduction opportunities within Reader’s Digest’s supply chain and maintenance, repair and operations functions. However, estimates of cost savings are inherently uncertain, and we may not be able to achieve these cost savings within the period we have projected, if at all. Our ability to successfully realize cost savings and the timing of any realization may be affected by factors such as the need to ensure continuity in our operations, contracts, regulations and/or statutes governing employee-employer relationships, our ability to renegotiate supply contracts or find alternative suppliers and other factors.

In addition, we estimate that it will cost us approximately $40 million to achieve the anticipated annual cost savings from becoming a private company and combining WRC Media and Direct Holdings with Reader’s Digest. Implementing additional supply chain and maintenance, repair and operations cost savings is also expected to require one-time costs. Our estimates of the expenses necessary to achieve the cost savings we have identified may not prove accurate, and any increase in such expenses may affect our ability to achieve our anticipated cost savings within the period we have projected, or at all.

We may have difficulty integrating WRC Media, Direct Holdings or future acquisitions with our existing operations.

Because the acquisition of WRC Media and Direct Holdings involves companies that have previously operated independently, their integration will involve complex operational and personnel-related challenges. This process may be time-consuming and expensive and may disrupt the business of all the companies and may not result in the full benefits expected by us or on the timetable we expect.

We have in the past and may in the future make other acquisitions that are intended to support and strengthen our businesses. Future acquisitions may present similar challenges and difficulties, including:

•       difficulties in attracting and retaining key personnel;

•       negative impacts on employee morale and performance as a result of job changes, job eliminations and reassignments;

•       the disruption of our respective ongoing businesses;

•       possible inconsistencies in standards, controls, procedures and policies;

•       loss of customers and failure to maintain important business relationships;

•       unanticipated incompatibility of purchasing, logistics, marketing, sales and administration methods;

•       unanticipated costs of terminating or relocating facilities and operations;

•       unanticipated expenses related to such integration; and

•       the potential unknown liabilities associated with acquired businesses.

A prolonged diversion of management’s attention and any delays or difficulties encountered in connection with the integration of WRC Media, Direct Holdings or any business that we may acquire in the future could prevent us from realizing the expected benefits of an acquisition and could have a material and adverse affect on our results of operations and financial condition.

Because WRC Media has experienced difficulty in meeting covenants under debt agreements, in connection with their audit, WRC Media’s independent auditors have indicated substantial doubt about WRC Media’s ability to continue as a going concern.

WRC Media has experienced difficulty in meeting covenants under its new first lien facility. As of December 31, 2006, WRC Media was in default of certain covenants contained in its new first lien facility. On January 23, 2007, WRC Media entered into a forbearance and first amendment agreement whereby, among other provisions and subject to certain terms and conditions, WRC Media was provided access to up to $23 million in permitted borrowings under its revolving credit facility. The defaults under its new first lien facility have not been cured or waived, and in the future WRC Media could be in default of other provisions of its new first lien facility or the forbearance and first amendment agreement. By virtue of these defaults, the lenders are entitled to certain remedies, including the repayment of all borrowings.

As a result, the report of WRC Media’s independent auditors with respect to WRC Media’s consolidated financial statements for the year ended December 31, 2006, will include an explanatory paragraph expressing substantial doubt about WRC Media’s ability to continue as a going concern due to the default under its new first lien facility, the history of WRC Media’s operating losses and its working capital needs in light of the seasonality of its business.

WRC Media’s management and its independent auditors have previously identified a material weakness and three significant deficiencies in its internal control over financial reporting, and future material weaknesses in its internal control over financial reporting could result in misstatements in its financial statements in future periods.

In connection with the audit of WRC Media’s consolidated financial statements for the year ended December 31, 2005, WRC Media’s independent auditors identified a material weakness (as defined under standards established by the American Institute of Certified Public Accountants) and three significant deficiencies in its internal control over financial reporting. The material weakness related to the valuation of the World Almanac reporting unit utilized by WRC Media to conduct its annual goodwill impairment analysis. WRC Media’s three significant deficiencies related to accounting for inventory and the information technology control environment.

In addition, WRC Media’s independent auditors have not yet completed their evaluation of WRC Media’s internal control deficiencies for the year ended December 31, 2006, although  they expect to report that certain significant deficiencies remain.

WRC Media believes it has remedied all material weaknesses of which it is aware. However, if the remedial actions that it has taken were insufficient to address the material weakness described above, if any significant deficiency identified for the year ended December 31, 2006 is determined to be a material weakness or if additional material weaknesses or other conditions relating to its internal control over financial reporting are discovered in the future, WRC Media’s financial statements may contain material misstatements and its operating results may be adversely affected. Internal control deficiencies such as these could cause investors to lose confidence in the reported consolidated financial information of WRC Media.

We have presented WRC Media’s and Direct Holdings’ financial information on a standalone basis. The audited combined historical financial statements of WRC Media and Direct Holdings to be presented in filings with the SEC in the future will likely differ from the combined statement of operations data shown as part of the unaudited pro forma condensed combined financial information herein.

Prior to the proposed acquisition of Reader’s Digest, investment funds affiliated with Ripplewood controlled a majority of the voting rights in both WRC Media and Direct Holdings. A fund affiliated with Ripplewood acquired its interest in WRC Media in 1999 and a separate fund affiliated with Ripplewood acquired its interest in Direct Holdings in December 2003. Because Ripplewood controlled these historical ownership positions, WRC Media will be treated as our predecessor for accounting purposes following the Transactions, and the combination of WRC Media and Direct Holdings will be accounted for according to SFAS No. 141, “Business Combinations,” for a combination of entities under common control. Under this accounting method, the historical financial results of companies under common control are shown on a condensed combined basis from the date common control was obtained.

All historical financial information for WRC Media and Direct Holdings is presented on a standalone annual basis based on their actual financial reporting periods. For purposes of the unaudited pro forma combined statement of operations, WRC Media and Direct Holdings are shown on an unaudited combined basis for the twelve months ended December 31, 2006. We will be required in the future to prepare and file with the SEC audited historical financial statements for WRC Media and Direct Holdings that show the results of these companies on a combined basis as though the combination had occurred on January 1, 2004. The audited combined historical financial statements for WRC Media and Direct Holdings likely will differ from the combined statement of operations data included in the unaudited pro forma combined financial information herein, and such differences may be material.

Unaudited pro forma
condensed combined financial information

The following unaudited pro forma condensed combined financial information has been derived by the application of pro forma adjustments to the historical combined financial statements of WRC Media, Direct Holdings and Reader’s Digest.

The unaudited pro forma condensed combined balance sheet as of December 31, 2006 gives effect to the Transactions as if such events had occurred as of such date. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2006 gives effect to the Transactions as if such events had occurred on January 1, 2006.

The historical balance sheet information of Direct Holdings used to create the unaudited pro forma condensed combined balance sheet is as of December 23, 2006, the last day of Direct Holdings’ second fiscal quarter. Similarly, the historical statement of operations data of Direct Holdings used to create the unaudited pro forma condensed combined statement of operations is for the period from December 25, 2005 through December 23, 2006.

The unaudited pro forma condensed combined financial information is for comparative purposes only and does not purport to represent what our financial position or results of operations would actually have been had the Transactions in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period.

Prior to the proposed acquisition of Reader’s Digest, investment funds affiliated with Ripplewood controlled a majority of the voting rights in both WRC Media and Direct Holdings. A fund affiliated with Ripplewood acquired its interest in WRC Media in 1999, and a separate fund affiliated with Ripplewood acquired its interest in Direct Holdings in December 2003. Because Ripplewood controlled these historical ownership positions, WRC Media will be treated as our predecessor company following the Transactions, and the combination of WRC Media and Direct Holdings will be accounted for using the accounting method prescribed in SFAS No. 141, “Business Combinations,” for a combination of entities under common control. Under this accounting method, the historical financial results of the companies that are being combined are required to be shown on a combined basis from the date common control was obtained. However, for purposes of the unaudited pro forma statement of operations, WRC Media and Direct Holdings are shown on an unaudited condensed combined basis for the period presented by adding the results of WRC Media to those of Direct Holdings without adjustments.

We will be required in the future to prepare and file audited historical financial statements for WRC Media and Direct Holdings that show the results of these companies on a combined basis as though the combination occurred on January 1, 2004. The audited combined historical financial statements for WRC Media and Direct Holdings likely will differ from the unaudited combined statements of operations data herein and such differences may be material. See “Risk factors—We have presented WRC Media’s and Direct Holdings’ financial information on a standalone basis. The audited combined historical financial statements of WRC Media and Direct Holdings to be presented in filings with the SEC in the future will likely differ from the combined statement of operations data shown as part of the unaudited pro forma condensed combined financial information herein.”

Following the Transactions, WRC Media intends to change its fiscal year end from December 31 to June 30. For purposes of the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2006, the historical financial results of both Reader’s Digest and Direct Holdings have been recast assuming a fiscal year end of December 31 and December 23, respectively. In addition, the historical financial results of both WRC Media and Direct Holdings have been reclassified to conform to the historical financial statement presentation used by Reader’s Digest.

The acquisition of Reader’s Digest will be accounted for, and is presented in the unaudited pro forma condensed combined financial information, using the purchase method of accounting prescribed in Statement of Financial Accounting Standards (SFAS) No. 141, “Business Combinations.” Under these standards, the excess of the purchase price over net assets acquired and liabilities assumed is recorded as goodwill. The unaudited pro forma adjustments contained in the unaudited pro forma condensed combined financial information are based on available information and certain assumptions that we believe are reasonable. These unaudited pro forma adjustments include a preliminary allocation of the purchase price of Reader’s Digest to certain assets based on fair market value. However, the final allocation of the purchase price to our acquired assets and liabilities will be based on a formal valuation analysis to be completed within twelve months of the closing of the Transactions. The actual purchase accounting adjustments described in the accompanying notes will be made as of the closing date of the Transactions and may differ from those reflected in this unaudited pro forma condensed combined financial information. Revisions to the preliminary purchase price allocation and financing of the Transactions may have a significant impact on the pro forma condensed combined financial information, including total assets, total liabilities, stockholders’ equity, revenue, operating expenses, interest expense and income tax provision and may be material to our results of operations.

The preliminary purchase price allocation reflected in the unaudited pro forma condensed combined financial information does not include any adjustment to inventory or to property, plant and equipment because we believe that the fair market value of these assets approximates their book value. However, the final purchase price allocation may include adjustments to these assets based on their fair market value. Allocations of value to inventory and/or property, plant and equipment will result in changes to the cost of goods sold and depreciation and amortization expense.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with our unaudited pro forma combined financial information.

The unaudited pro forma condensed combined statement of operations shows our net loss from continuing operations of the Company after giving effect to the Transactions and excludes discontinued operations and extraordinary items.

In addition, the unaudited pro forma condensed combined financial information does not give effect to certain of the adjustments to our EBITDA, as presented under note 2 to the table set forth in “Summary historical and unaudited pro forma financial data—Summary unaudited condensed combined pro forma financial data.” In addition, this unaudited pro forma condensed combined financial information does not give effect to certain one-time expenses we expect to incur in connection with the Transactions, such as the one-time costs to achieve anticipated annual cost savings.

Under SFAS 141, the purchase price to be paid to the holders of the common stock of WRC Media and Direct Holdings not owned by funds affiliated with Ripplewood will be allocated to tangible and intangible assets and liabilities acquired based on their estimated fair values as of the date of the acquisition. Accordingly, 38% (in the case of WRC Media) and 16% (in the case of Direct Holdings) of tangible and intangible assets and liabilities acquired will be “stepped up” to their fair market value with the remaining percentage recorded at historical carrying amounts. However, the preliminary pro forma adjustments reflected in the unaudited pro forma condensed combined financial information do not include an allocation of the purchase price for WRC Media or Direct Holdings based on fair market value. In the unaudited pro forma condensed combined financial information, all the acquired assets and liabilities are reflected at historical book values with all of the excess consideration recorded as goodwill. Following consummation of the Transactions, we will conduct a valuation of the fair values of the acquired assets and liabilities for each of WRC Media and Direct Holdings and determine whether any of the excess consideration attributable to the portions of those companies that were not owned by funds affiliated with Ripplewood prior to the Transactions should be allocated to tangible and identifiable intangibles and liabilities acquired. Revisions to the allocations may have a significant impact on the combined financial statements.

Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with this unaudited pro forma condensed combined financial information.

Unaudited pro forma condensed combined
statement of operations
twelve months ended December 31, 2006

(Dollars in millions)	WRC Media historical	Direct Holdings historical(1)	WRC Media and Direct Holdings combined historical	Reader’s Digest historical	Acquisition and offering adjustments		Pro forma combined
Revenue	$139.2	$248.8	$388.0	$2,424.1	$(133.0	)(2)	$2,679.1
Product, distribution and editorial expenses	(70.4)	(106.4)	(176.8)	(1,020.8)	—		(1,197.6)
Promotion, marketing and administrative expenses	(70.2)	(149.4)	(219.6)	(1,265.5)	(55.5	)(3)	(1,540.6)
Other operating items, net	(8.5)	(21.4)	(29.9)	(16.3)	—		(46.2)
Operating (loss) profit	(9.9)	(28.4)	(38.3)	121.5	(188.5)		(105.3)
Other (expense) income, net	(14.9)	(2.2)	(17.1)	(52.9)	(99.6	)(4)
					2.6	(5)	(167.0)
(Loss) income before provision for income taxes	(24.8)	(30.6)	(55.4)	68.6	(285.5)		(272.3)
Income tax provision	(1.3)	(0.9)	(2.2)	(20.3)	(17.8	)(6)	(40.3)
Net (loss) income from continuing operations	$(26.1)	$(31.5)	$(57.6)	$48.3	$(303.3)		$(312.6)

Notes to unaudited pro forma condensed combined statement of operations

(1)  The historical balance sheet information of Direct Holdings used to create the unaudited pro forma condensed combined balance sheet is as of December 23, 2006, the last day of Direct Holdings’ second fiscal quarter. Similarly, the historical statement of operations data of Direct Holdings used to create the unaudited pro forma condensed combined statement of operations is for the period from December 25, 2005 through December 23, 2006. In addition, the Direct Holdings historical information has been recast to conform to the presentation used by WRC Media and Reader’s Digest. For example, revenue of Direct Holdings has been recast and is presented net of bad debt expense to conform to the presentation used by those companies.

(2)  To reflect a pro forma decrease in unearned revenue of $175 million, as discussed in note 3(g) to the pro forma condensed combined balance sheet included herein. The impact of the $175 million decrease in unearned revenue is expected to reduce net revenue by approximately $133 million in the subsequent fiscal year. The remaining balance of $42 million is expected to be recognized in the fiscal years thereafter.

(3)  To give effect to the following changes in promotion, marketing and administrative expenses:

(Dollars in millions)
Reduce expenses related to pension and postretirement benefits(a)	$3.7
Reflect intangible amortization recorded in connection with purchase accounting(b)	(55.5)
Reflect payment of Sponsor monitoring fee	(7.5)
Elimination of Direct Holdings’ management fee	3.8
Pro forma increase in promotion, marketing and administrative expenses	$(55.5)

After giving effect to the pro forma adjustments, a total of $102.9 million of depreciation and amortization is included in pro forma promotion, marketing and administrative expenses, and a total of $5.3 million of amortization of software development costs is included in pro forma product, distribution and editorial expenses.

(a)  To reflect the reduction in promotion, marketing and administrative expenses related to the elimination of amortization of prior service cost and recognized actuarial loss from Reader’s Digest’s pension and postretirement benefits:

(Dollars in millions)
Amortization of prior service cost	$(4.0)
Recognized actuarial loss	7.7
Total pro forma impact	$3.7

Direct Holdings and WRC Media do not sponsor any defined benefit plans.

(b)  To reflect the amortization associated with intangible assets recorded pursuant to the purchase method of accounting as follows:

(Dollars in millions)	Fair value	Estimated useful life	Pro forma amortization
Goodwill	$1,647	Indefinite	—
Tradenames—indefinite-lived	771	Indefinite	—
Tradenames—definite-lived	13	5-10 Years	$(2.3)
Customer and advertiser lists	214	1.5-14 Years	(53.7)
Database	88	7 Years	(12.6)
Favorable lease commitments	31	17.3 Years	(1.7)
Total intangible assets	$1,117		$(70.3)
Elimination of actual intangible amortization expense recorded on our books			14.8
Pro forma increase in amortization expense			$(55.5)

The unaudited pro forma condensed combined financial statements reflect our preliminary allocation of the purchase price to goodwill and other intangible assets. The final purchase price allocation may result in a different allocation of the intangible assets presented in this note. An increase or decrease in the amount of purchase price allocation to amortizable assets would affect the amount of annual amortization expense. Amortizable intangible assets have been amortized on a straight-line basis in the pro forma condensed combined statement of operations.

The following table shows the increase to pro forma amortization expense for every $25 million of purchase price allocated to amortizable intangible assets at a range of weighted-average useful lives:

(Dollars in millions)
Weighted average useful lives	(Increase) to pro forma amortization expense
2.9 Years	$(8.6)
3.9 Years	(6.4)
4.9 Years	(5.1)
5.9 Years	(4.2)
6.9 Years	(3.6)

The estimated weighted average life of our amortizable intangible assets is approximately 4.9 years. The following table shows the (increase) decrease in pro forma amortization expense based on different estimated lives:

(Dollars in millions)
Weighted average useful lives	(Increase) decrease to pro forma amortization expense
2.9 Years	$(48.5)
3.9 Years	(18.0)
5.9 Years	11.9
6.9 Years	20.3

(4)             To reflect the increase in interest expense and deferred financing fees resulting from our new debt structure upon completion of the Transactions:

(Dollars in millions)
Interest expense—term loan (a)	$(88.2)
Interest expense—notes (b)	(71.3)
Amortization of deferred financing fees (c)	(6.8)
Commitment fee on revolving credit facility (d)	(1.1)
Pro forma increase in interest expense and deferred financing fees related to the Transactions	(167.4)
Elimination of interest expense—existing notes (e)	19.5
Elimination of interest expense—existing revolving credit facility (e)	28.7
Elimination of amortization of existing deferred financing fees (f)	1.8
Elimination of WRC Media’s interest expense and amortization of existing deferred financing fees (g)	15.2
Elimination of Direct Holdings’ interest expense and amortization of existing deferred financing fees (h)	2.6
Pro forma increase in interest expense (i)	$(99.6)

(a)             Represents interest expense related to the $1,160.0 million term loan under our new senior secured credit facility. The term loan is expected to bear interest at a rate equal to 225 basis points over the applicable LIBOR rate for the interest period relevant to such borrowings. This rate is estimated to be 7.6%, using an applicable three-month LIBOR rate of 5.35%. The actual interest on our new loan may be higher or lower. A 0.125% increase or decrease in the interest rate would increase or decrease our annual interest expense by $1.5 million.

(b)           Represents estimated interest expense related to the $750.0 million of notes based on an assumed interest rate.

(c)            Represents amortization of deferred financing fees from debt incurred in connection with the Transactions.

(Dollars in millions)	Fees	Annual amortization
Term loan (due 2014)	$30.0	$4.3
Notes	25.0	2.5
	$55.0	$6.8

(d)           Represents a commitment fee of 37.5 basis points under the revolving credit facility included in our new senior secured credit facility, based on an unused undrawn balance of $300.0 million.

(e)            Represents the elimination of historical interest expense related to Reader’s Digest’s existing notes and credit facility assumed to be repurchased and terminated, respectively, in connection with the closing of the Transactions.

(f)              Represents the elimination of Reader’s Digest’s historical deferred financing fees related to Reader’s Digest’s existing notes and revolving credit facility.

(g)           Represents the elimination of interest expense and the amortization of existing deferred financing fees related to WRC Media debt to be extinguished in connection with the closing of the Transactions.

(h)           Represents the elimination of interest expense and the amortization of existing deferred financing fees related to Direct Holdings debt to be extinguished in connection with the closing of the Transactions.

(i)               After giving effect to the Transactions, a total of $(99.6) million of interest expense is included in pro forma other (expense) income, net.

(5)             Represents the elimination of $2.6 million of Reader’s Digest transaction costs, primarily legal fees, that were incurred in connection with the Transactions.

(6)             We increased our income tax expense by $(17.8) million, primarily due to the nonrecognition of U.S tax benefits for expenses attributable to the financing of the Transactions. We expect that we will not be able to recognize our existing and newly created U.S. deferred tax assets in the foreseeable future and expect to create valuation allowances against these assets, causing an increase in U.S. income tax expense.

Unaudited pro forma condensed combined
balance sheet
as of December 31, 2006

(Dollars in millions)	WRC Media Inc. historical	Direct Holdings historical(1)	WRC Media Inc. and Direct Holdings DH combined	Reader’s Digest Association, Inc. historical	Acquisition and offering adjustments		Pro forma combined
Assets
Cash and cash equivalents	$ 7.4	$ 4.2	$ 11.6	$ 61.7	$ (16.6)(2)	- i	$ 56.7
Accounts receivable, net	20.7	28.5	49.2	382.4			431.6
Inventories	8.6	18.6	27.2	201.4			228.6
Prepaid and deferred promotion costs	—	2.5	2.5	45.8			48.3
Prepaid expenses and other current assets	5.8	13.1	18.9	165.7	(21.4)(3)	- f	163.2
Total current assets	42.5	66.9	109.4	857.0	(38.0)		928.4
Property, plant and equipment, net	21.3	4.1	25.4	121.7	—		147.1
Goodwill	54.5	—	54.5	727.8	(727.8)(3)	- a
					1,646.8 (3)	- j
					71.8(5)
					17.9(6)		1,791.0
Other intangible assets, net	25.9	—	25.9	130.7	(130.7)(3)	- b
					1,117.0 (3)	- c	1,142.9
Prepaid pension assets	—	—	—	331.7	(45.6)(3)	- e	286.1
Other noncurrent assets	11.6	1.4	13.0	99.6	(6.3)(3)	- d
					55.0 (2)	- h
					(14.6)(3)	- f
					(2.8)(2)	- f	143.9
Total assets	155.8	72.4	228.2	2,268.5	1,942.7		4,439.4
Liabilities and stockholders’ equity
Existing short term debt	157.3	1.1	158.4	—	(157.3)(2)	- f
					(1.1)(2)	- g	—
Accounts payable	8.4	32.0	40.4	186.4			226.8
Accrued expenses	20.0	43.7	63.7	286.2	(6.5)(2)	- d
					(4.3)(2)	- e
					(5.1)(3)	- i
					(2.5)(2)	- f	331.5
Income taxes payable	—	—	—	42.3			42.3
Unearned revenue	33.9	3.4	37.3	441.4	(133.0)(3)	- g	345.7
Other current liabilities	1.3	7.1	8.4	14.2			22.6
Total current liabilities	220.9	87.3	308.2	970.5	(309.8)		968.9
Existing long-term debt	—	24.9	24.9	—	(24.9)(2)	- g	—
Existing senior notes	—	—	—	300.0	(300.0)(2)	- d	—
Revolving credit	—	—	—	370.0	(370.0)(2)	- e	—
New term loan	—	—	—	—	1,160.0(2)	- a	1,160.0
Notes	—	—	—	—	750.0 (2)	- b	750.0
Unearned revenue	1.4	—	1.4	138.5	(42.0)(3)	- g	97.9
Accrued pension	—	—	—	111.2	31.4 (3)	- e	142.6
Postretirement and postemployment benefits other than pensions	—	—	—	91.5	(30.3)(3)	- e	61.2
Other noncurrent liabilities	9.4	4.8	14.2	90.7	419.2 (3)	- f
					(9.3)(3)	- i	514.8
Total liabilities	231.7	117.0	348.7	2,072.4	1,274.3		3,695.4
Existing preferred stock	—	—	—	28.8	—		28.8
New contributed equity from RDA Holding Co.	—	—	—	—	731.0 (2)	- c	731.0
Common stock	3.1	—	3.1	1.5	(1.5)(4)		3.1
Paid-in capital	195.9	—	195.9	208.6	(208.6)(4)
					71.8 (5)
					17.9 (6)		285.6
Retained earnings	(274.9)	(43.9)	(318.8)	1,079.8	(1,079.8)(4)
					21.1 (2)	- f
					(2.8)(2)	- f
					(3.3)(2)	- f	(303.8)
Accumulated other comprehensive loss and other	—	(0.7)	(0.7)	(63.9)	63.9 (4)		(0.7)
Treasury stock, at cost	—	—	—	(1,058.7)	1,058.7 (4)		—
Total stockholders’ equity	(75.9)	(44.6)	(120.5)	196.1	668.4		744.0
Total liabilities and stockholders’ equity	155.8	$ 72.4	$ 228.2	$ 2,268.5	$ 1,942.7		$ 4,439.4

Notes to unaudited pro forma condensed consolidated balance sheet

(1)             The historical balance sheet information of Direct Holdings used to create the unaudited pro forma condensed combined balance sheet is as of December 23, 2006, the last day of Direct Holdings’ second fiscal quarter.

(2)             Set forth below are the estimated sources and uses of funds pertaining to the Transactions, assuming the Transactions were consummated on December 31, 2006.

(Dollars in millions)
Sources of funds:

a) Term loan		$ 1,160.0
b) Notes		750.0
c) RDA Holding Co. cash equity contribution (I)		731.0

Use of funds:

Cash consideration to Reader’s Digest stockholders		(1,663.8)
d) Repayment of Readers’ Digest existing senior notes
Outstanding principal balance	(300.0)
Accrued interest	(6.5)
Tender premium (see note 3(h))	(12.0)	(318.5)

e) Repayment of Readers’ Digest existing revolving credit facility
Outstanding principal balance	(370.0)
Accrued interest	(4.3)	(374.3)

f) Repayment of WRC Media existing debt (II)
Outstanding principal balance of $157.3 million less accreted interest of $21.1 million (III)	(136.2)
Accrued interest	(2.5)
Repayment penalties	(3.3)	(142.0)

g) Repayment of Direct Holdings existing debt
Outstanding principal—short-term including accrued interest of $0.1 million	(1.1)
Outstanding principal—long-term	(24.9)	(26.0)
Transaction fees (see note (3))		(78.0)
h) Debt fees and expenses		(55.0)
i) Net change in cash and cash equivalents		(16.6)

(I)              The cash equity contribution from RDA Holding Co. represents the cash to be received by RDA Holding Co. from the issuance of equity interests contributed to the Company.

(II)          In connection with the repayment of existing WRC Media debt, existing deferred financing fees of $2.8 million will be written off.

(III)      The accreted interest is deducted from the balance of WRC Media’s outstanding debt since its extinguishment does not require the payment of cash. Under SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings,” interest to maturity of WRC Media’s debt is capitalized and set forth on the balance sheet at the time of issuance.

(3)             Reflects the estimated allocation of the purchase price paid to acquire Reader’s Digest. Under the purchase method of accounting, the total consideration paid is allocated to Reader’s Digest’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of the Transactions. The purchase price has been allocated based on preliminary estimates of fair values of the acquired assets and assumed liabilities by an independent third party. The allocation is subject to revisions as additional information becomes available, and such revisions could be material.

(Dollars in millions)
Consideration paid to stockholders				$ 1,663.8
Transaction costs				78.0
Total consideration				1,741.8

Net assets acquired at historical cost		$ 196.1
Less: Existing preferred stock		(28.8	)(I)
		167.3
Adjustments to state acquired assets (liabilities) at fair value:
a) Write-off of historical goodwill		(727.8)
b) Write-off of historical intangibles		(130.7)
c) Recording of intangible assets acquired
Trade names	784.0
Customer lists	214.0
Databases	88.0
Favorable leasehold leases	31.0	1,117.0
d) Write-off of existing Reader’s Digest debt issuance costs		(6.3)
e) Adjustments to pension plans and other postretirement benefits reflected in the pro forma balance sheet as follows:
Prepaid pension assets	(45.6)
Accrued pension	31.4
Postretirement and postemployment benefits	(30.3)	(46.7	)(II)
f) Adjustments to deferred taxes reflected in pro forma balance sheet as follows:
Prepaid expenses and other current assets	(21.4)
Other noncurrent assets	(14.6)
Other noncurrent liabilities	419.2	(455.2	)(III)
g) Adjustments to unearned revenue reflected in pro forma balance sheet as follows:
Unearned revenue—short-term	(133.0)
Unearned revenue—long-term	(42.0)	175.0
h) Tender premium and consent payments, related to Reader’s Digest existing senior notes		(12.0)
i) Payment of stock based incentive accruals reflected in pro forma balance sheet as follows:
Accrued expenses	(5.1)
Other noncurrent liabilities	(9.3)	14.4
Less: net assets acquired at fair value				95.0
j) Excess purchase price recorded as goodwill				$ 1,646.8

(I)              Outstanding preferred stock of $28.8 million as of December 31, 2006 will remain outstanding. Assumes no exercise of appraisal rights by holders of preferred stock.

(II)          In connection with purchase accounting, Reader’s Digest’s assets and obligations related to the Reader’s Digest’s defined benefit pension plan and other long-term benefit plans will be valued at fair value as follows:

	Funded pension plans	Unfunded pension plans, postretirement and post employment benefits
Benefit obligations at fair value	$ 500.0	$ 454.1
Assets held by defined benefit plan, at fair value	786.4	235.8
Excess (deficiency) of assets over benefit obligations	286.4	(218.4)
Less: recorded prepaid pension asset (obligation)	332.0	(217.3)
Pro forma adjustment	$ (45.6)	$ 1.1

(III)      In connection with purchase accounting, net deferred assets and liabilities were established for the differences between the book values of Reader’s Digest’s assets (except goodwill) and liabilities, after giving effect to purchase accounting adjustments. As a result, a pro forma adjustment to decrease our net deferred tax assets of approximately $36.0 million was recorded since it was determined that it is more likely than not that some portion or all of our existing net deferred tax assets will not be realized in the future. Additionally, a pro forma adjustment to record deferred tax liabilities of approximately $419.2 million was recorded primarily as a result of the preliminary identification of intangible assets of approximately $1,117.0 million.

(4)             Reflects the elimination of historical Reader’s Digest stockholders’ equity.

(5)             Reflects the preliminary allocation to goodwill of the excess over book value of the purchase price paid to acquire the 38% of WRC Media outstanding common stock not owned by funds affiliated with Ripplewood. Under the purchase method of accounting, the purchase price paid to the holders of the common stock of WRC Media not owned by funds affiliated with Ripplewood will be allocated to tangible and intangible assets and liabilities acquired based on their estimated fair values as of the date of the acquisition. Accordingly, 38% of tangible and intangible assets and liabilities will be “stepped up” to fair value with the remaining 62% recorded at historical carrying amounts. However, the preliminary pro forma adjustment does not include an allocation of the purchase price for WRC Media based on fair market value. Rather, all the acquired assets and liabilities are reflected at historical book values with all of the excess consideration of $71.8 million recorded as goodwill. Following consummation of the Transactions, we will conduct a valuation of the fair values of the acquired assets and liabilities and determine whether any of the excess consideration attributable to the portion of WRC Media that was not owned by funds affiliated with Ripplewood prior to the Transactions should be allocated to tangible and identifiable intangibles and liabilities acquired. Revisions to the allocations may have a significant impact on the combined financial statements.

(6)             Reflects the preliminary allocation to goodwill of the excess over book value of the purchase price paid to acquire the 16% of Direct Holdings outstanding common stock not owned by funds affiliated with Ripplewood. Under the purchase method of accounting, the purchase price paid to the holders of the common stock of Direct Holdings not owned by funds affiliated with Ripplewood will be allocated to tangible and intangible assets and liabilities acquired based on their estimated fair values as of the date of the acquisition. Accordingly, 16% of tangible and intangible assets and liabilities will be “stepped up” to fair value with the remaining 84% recorded at historical carrying amounts. However, the preliminary pro forma adjustment does not include an allocation of the purchase price Direct Holdings based on fair market value. Rather, all the acquired assets and liabilities are reflected at historical book values with the excess consideration of $17.9 million recorded as goodwill. Following consummation of the Transactions, we will conduct a valuation of the fair values of the acquired assets and liabilities and determine whether any of the excess consideration attributable to the portions of those companies that were not owned by Ripplewood prior to the Transactions should be allocated to tangible and identifiable intangibles and liabilities acquired. Revisions to the allocations may have a significant impact on the combined financial statements.